Exhibit 10 (e)

SUPPLEMENTAL RETIREMENT AGREEMENT

Between

GOLDEN WEST FINANCIAL CORPORATION

And

Georganne Proctor

(Employee)

THIS AGREEMENT is effective as of February 24, 2003, by and between Golden West Financial Corporation, a Delaware corporation, on behalf of itself and its subsidiaries (collectively, “Golden West”), and the above-named Employee.

W I T N E S S E T H:

WHEREAS, Employee is employed by Golden West; and

WHEREAS, Golden West recognizes that Employee is a valuable management employee and Golden West desires to reward and retain the services of Employee.

NOW, THEREFORE, the parties agree as follows:

1. Supplemental Retirement

For purposes hereof, the “Principal Sum” is the amount so described and set forth in Schedule A hereto. Subject to the provisions of paragraph 3 below, Golden West agrees to pay to Employee or Employee’s named beneficiary or estate, in installments as hereafter set forth, an amount equal to that percentage of the Principal Sum (if any) as is set forth on Schedule A as of the first date upon which (a) Employee’s employment with Golden West terminates, or (b) Employee ceases to work full-time (as defined from time to time by company policy) for Golden West. Notwithstanding the foregoing, but subject to the provisions of paragraph 3 below, if Employee’s employment is terminated at any time after the date hereof and prior to full vesting as set forth in Schedule A by reason of his or her death, then Golden West agrees to pay to Employee’s named beneficiary or his or her estate, in installments as hereafter set forth and in lieu of the amount determined pursuant to the preceding sentence, the full Principal Sum.

2. Time of Payments

Subject to the provisions of paragraph 3 below, the amount provided for in paragraph 1 hereof shall be paid without interest in 240 equal, consecutive, semi-monthly installments over a ten-year period, commencing on the Commencement Date. The Commencement Date shall be the first day of the month following the death of Employee or the date upon which Employee reaches age 65, whichever is earlier.

3. Cashouts of Small Sums

If the lump sum present value of the amount that remains to be paid as of the date of Employee’s termination of employment with Golden West is less than or equal to $3,500, then in lieu of any payments that would otherwise subsequently be due under paragraphs 1 and 2 above, Golden West shall make a single lump sum cash payment to Employee (or Employee’s beneficiary or estate, if Employee has died between date of termination of employment with Golden West and date of lump sum payment) of an amount equal to the present value (determined as of the date of Employee’s termination of employment) of the 240 payments the employee would have otherwise received starting at age 65. For purposes of computing the present value of the future payments, Golden West shall use as a discount rate, the yield (determined at the date of employee’s termination of employment) on the U.S. Treasury Security with a maturity date closest to the mid-point of the ten-year term during which the employee would have received the 240 payments. Such lump sum payment shall be made as soon as practicable after Employee’s termination of employment.

4. Recipient of Payments

Payments provided to be made hereunder shall be made to Employee so long as he or she shall be living, and thereafter to such beneficiary as Employee may designate in a writing filed with Golden

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West, and if no beneficiary has been so designated by Employee, or if the beneficiary so designated is deceased at the time payment is due and no successor beneficiary has been so designated who is then surviving, then to Employee’s estate.

5. Life Insurance

Golden West in its discretion may apply for and procure as owner and for its own benefit insurance on the life of Employee, in such amounts and in such forms as Golden West may determine. Employee shall have no direct or indirect interest whatsoever in any such policy or policies, but at the request of Golden West, Employee shall submit to medical examination and supply such information and execute such documents as may be required by the insurance company or companies to which Golden West applies for insurance. The rights of Employee, or his or her beneficiary, or estate, to benefits under this Agreement shall be solely those of an unsecured creditor of Golden West. Any insurance policy or other assets held by Golden West in connection with the liabilities assumed pursuant to this Agreement shall not be deemed to be held under any trust for the benefit of Employee, or his or her beneficiary, or his or her estate, or to be security for the performance of the obligations of Golden West but shall be, and remain, general, unpledged, and unrestricted assets of Golden West.

6. Nonalienability of Benefits

No portion of the benefits payable hereunder shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge.

7. State of Agreements

The benefits payable hereunder shall be independent of, and in addition to, any compensation or other benefit payable under any other agreement or plan relating to Employee’s employment that may exist from time to time. Nothing contained herein shall restrict the right of Golden West to discharge Employee, or restrict the right of Employee to terminate his or her employment.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

GOLDEN WEST FINANCIAL CORPORATION

By	/s/ Carl M. Andersen
Carl M. Andersen
Group Senior Vice President

Employee

/s/ Georganne Proctor
Georganne Proctor

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SCHEDULE A

To

SUPPLEMENTAL RETIREMENT AGREEMENT

EMPLOYEE: Georganne Proctor

PRINCIPAL SUM: $ 2,000,000

FULL VESTING PERIOD: 13 Years Commencing February 24, 2003

Vesting Percentages: The Principal Sum vests as follows:

0% per year for years 1-2

5.55% per year for years 3-8

13.33% per year for years 9-13

The vesting percentages set forth above shall be prorated for any partial year prior to the completion of the full vesting period.

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